Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501

DIGITAL REALTY COMMENCES SENIOR NOTES OFFERING

SAN FRANCISCO, CA – September 23, 2015 – Digital Realty Trust, Inc. (NYSE: DLR) announced today that its wholly owned subsidiary, Digital Delta Holdings, LLC, intends to commence a private placement of two series of senior notes (the “notes”), subject to market and other conditions. The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. and its operating partnership subsidiary, Digital Realty Trust, L.P.

The net proceeds from the offering are expected to be used to fund a portion of the aggregate purchase price for the previously announced pending acquisition of Telx Holdings, Inc. To the extent that there are excess net proceeds, such excess may be applied to repay other indebtedness. If the acquisition of Telx Holdings, Inc. is not completed by February 11, 2016, or if the related merger agreement is terminated prior to such date, all of the notes will be required to be redeemed at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, up to, but not including, the date of redemption.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act .

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. For a description of such risks and uncertainties, see the reports and other filings by Digital Realty Trust, Inc. and Digital Realty Trust, L.P. with the U.S. Securities and Exchange Commission, including the combined Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.